Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES AMENDS AND UPSIZES 2018 SENIOR UNSECURED TERM LOAN AGREEMENT

WASHINGTON, D.C. – August 21, 2025 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government and its adjacent partners, announced today it has amended and upsized its $174.5 million senior unsecured term loan agreement, originally executed in 2018 and amended in 2021 (the “2018 Term Loan”) to $200.0 million.

Easterly extended the maturity date of the 2018 Term Loan to August 2028. Further, the Company may exercise at its discretion two one-year extension options, subject to certain conditions, thus extending the maturity date as late as August 2030. Easterly also secured a new accordion feature of $100 million, which provides additional capacity.

“We are pleased to share the increased commitment by our lender group,” said Allison E. Marino, Easterly’s Chief Financial Officer. “Easterly continues to demonstrate its access to capital at competitive terms, while simultaneously increasing balance sheet capacity and creating the framework for future borrowing availability. This positions the Company to fund future accretive growth over the coming years.”

Borrowings under the amended 2018 Term Loan will continue to bear interest at a rate of SOFR, a credit spread adjustment of 0.10%, plus a spread of 1.20% to 1.70%, depending on the Company's leverage ratio. Given the Company's current leverage ratio, the amended 2018 Term Loan’s initial spread to SOFR is set at 1.45%.

Citibank, N.A., PNC Capital Markets LLC, Wells Fargo Securities, LLC, U.S. Bank National Association, and Truist Securities, Inc. served as joint lead arrangers, joint bookrunners, and syndication agents on the 2018 Term Loan. Citibank, N.A. served as administrative agent.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government and its adjacent partners. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on February 25, 2025. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Easterly Government Properties, Inc.

Allison Marino

Executive Vice President, Chief Financial Officer

202-830-3349

ir@easterlyreit.com